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Pitney Bowes Inc. - Form 10-Q                             Exhibit (ii)
Three Months Ended March 31, 1996
Page 16 of 16

                          Pitney Bowes Inc.
        Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                                  Three Months Ended March 31,
                                          1996            1995
Income from continuing operations
  before income taxes                 $163,439        $149,986

Add:
  Interest expense                      49,912          60,111
  Portion of rents
    representative of the
    interest factor                     11,061          10,781
  Amortization of capitalized
    interest                               228             228
  Minority interest
    in the income of
    subsidiary with
    fixed charges                        2,119               -

Income as adjusted                    $226,759        $221,106

Fixed charges:
  Interest expense                    $ 49,912        $ 60,111
  Capitalized interest                     602             494
  Portion of rents
    representative of the
    interest factor                     11,061          10,781
  Minority interest
    in the income of
    subsidiary with
    fixed charges                        2,119               -

                                      $ 63,694        $ 71,386

Ratio of earnings to fixed
  charges                                 3.56            3.10

(1)The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
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